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                                                                   Exhibit 10.35

                       DIRECTORS' COMPENSATION

On December 9, 2004, the Board of Directors approved the following recommendations of the Executive Compensation and Employee Benefits Committee regarding compensation for Aqua America's Non-employee Directors:

        Effective January 1, 2005, Non-Employee Director members of the Board of Directors will receive an annual retainer fee of $12,500, payable quarterly, plus an annual grant of restricted stock with a value of $25,000 to be issued on the first of the month following the Annual Meeting of Shareholders. The restricted stock vests six months after the date of grant. Non-Employee Directors also receive a fee of $1,500 for attendance at each meeting of the Board of Directors and a meeting fee for attendance at each committee meeting of $1,250 for the Audit Committee and $1,000 for other committees. In addition, each committee Chairman who is a Non-Employee Director receives an annual retainer fee of $5,000 for the Chairmen of the Audit Committee and Corporate Governance Committee and $2,500 for the Chairmen of other committees.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board or Committee meetings. Directors who are full-time employees of Aqua America do not receive a retainer or fees for service on the Board of Directors or committees of the Board. Directors are eligible to defer part or all of their fees under Aqua America's Director Deferral Plan. Amounts deferred accrue interest at the prime interest rate plus 1.0%. Amounts deferred are not funded.